KRAMER LEVIN NAFTALIS & FRANKEL LLP
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                                     September 14, 2000


Stralem Fund
505 Park Avenue
New York, NY 10022

                  Re:   Stralem Fund - Post-Effective Amendment
                        No. 45 to Registration Statement on Form N-1A
                        ---------------------------------------------

Ladies and Gentlemen:

         We have acted as counsel for Stralem Fund, a Delaware business trust (the "Trust"), in connection with certain matters relating to the creation of the Trust and the issuance and offering of its Shares. Capitalized terms used herein and not otherwise herein defined are used as defined in the Trust Instrument of the Trust dated January 27, 1999 (the Governing Instrument"). You have asked our opinion concerning certain matters relating to the issuance of Shares of beneficial interest of Stralem III Fund.

         In rendering this opinion, we have examined copies of the following documents, each in the form provided to us: the Certificate of Trust of the Trust as filed in the Office of the Secretary of State of the State of Delaware (the "Recording Office") on January 27, 1999 (the "Certificate"); the Governing Instrument; the Bylaws of the Trust (the "Bylaws"); Post-Effective Amendment No. 44 to the Registration Statement under the Securities Act of 1933 on Form N-1A of the Trust, as filed with the Securities and Exchange Commission on August 3, 2000 (the "Post-Effective Amendment"); certain resolutions of the Trustees of the Trust prepared for adoption at the meetings of the Board of Trustees held on February 3, 1999 and September 13, 2000 and certain resolutions of the Trustees of the Trust adopted by unanimous written consent of the Trustees dated as of July 31, 2000 (collectively, the "Resolutions" and together with the Governing Instrument, the Bylaws and the Post-Effective Amendment, the "Governing Documents"); a Secretary's Certificate of the Trust dated September 13, 2000 certifying as to the Governing Instrument, the Bylaws and the due adoption of the Resolutions; and a certification of good standing of the Trust obtained as of a recent date from the Recording Office. In such examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, and the legal capacity of natural persons to complete the execution of documents.

         We are members of the Bar of the State of New York and we are not experts on, and we do not express any opinion as to, the law of any other state or jurisdiction other than the laws of the State of New York and applicable federal laws of the United States. As to matters involving Delaware law, with your permission, we have relied solely upon an opinion of Morris, Nichols,

Stralem Fund
September 14, 2000
Page 2


Arsht & Tunnell, special Delaware counsel to the Trust, a copy of which is attached hereto, concerning the organization of the Trust and the authorization and issuance of the Shares, and our opinion is subject to the qualifications and limitations set forth therein, which are incorporated herein by reference as though fully set forth herein.

         Based on and subject to the foregoing, it is our opinion that:

         1. The Trust is a duly formed and validly existing business trust in good standing under the laws of the State of Delaware.

         2. The Shares of Stralem III Fund, when issued to Shareholders in accordance with the terms, conditions, requirements and procedures set forth in the Governing Documents, will constitute legally issued, fully paid and non-assessable Shares of beneficial interest in Stralem III Fund.

         This opinion is solely for your benefit and is not to be quoted in whole or in part, summarized or otherwise referred to, nor is it to be filed with or supplied to any governmental agency or other person without the written consent of this firm. This opinion letter is rendered as of the date hereof, and we specifically disclaim any responsibility to update or supplement this letter to reflect any events or statements of fact which may hereafter come to our attention or any changes in statutes or regulations or any court decisions which may hereafter occur.

         Notwithstanding the previous paragraph, we consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 45 to the Trust's Registration Statement and to the reference therein to our firm as counsel to the Trust. Notwithstanding this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                         Very truly yours,


                                         /s/ Kramer Levin Naftalis & Frankel LLP